Exhibit 23.3

Date: March 27, 2024
GIGACLOUD TECHNOLOGY INC
4388 Shirley Avenue
El Monte CA 91731

Dear Sir/Madam:
We hereby consent to the reference of our firm in GigaCloud Technology Inc’s annual report on Form 10-K for the fiscal year ended December 31, 2023, which will be filed by GigaCloud Technology Inc in March 2024 with the Securities and Exchange Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and further consent to the incorporation by reference of the summaries of our opinions that appear in the annual report on Form 10-K into the Registration Statements (File Nos. 333- 267602 and 333-272969) on Form S-8.
In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours Sincerely,

/s/ HAN KUN LAW OFFICES
HAN KUN LAW OFFICES